Exhibit 3.134(a)

RECEIVED SECRETARY OF STATE 2010 NOV 12 PM 3:51 CLIENT SERVICE CENTER

	Prescribed by J. Kenneth Blackwell	Expedite this Form: (Select One)
[State Seal]	Ohio Secretary of State	Mail Form to one of the Following:
	Central Ohio: (614) 466-3910	☐ Yes	PO Box 1390
	Toll Free: 1-877-SOS-FILE (1-877-767-3453)		Columbus, OH 43216
*** Requires an additional fee of $100 ***
www.state.oh.us/sos e-mail: busserv@sos.state.oh.us		☐ No	PO Box1028 Columbus, OH 43216

Certificate of Amendment by
Shareholders or Members
(Domestic)
Filing Fee $50.00

(CHECK ONLY ONE (1) BOX)

(1)	Domestic for Profit		PLEASE READ INSTRUCTIONS		(2)	Domestic Non-Profit
	☒	Amended (122-AMAP)	☐	Amendment (125-AMDS)		☐	Amended (126-AMAN)	☐	Amendment (128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation	Shoreby Club Management, Inc.

Charter Number	737760

Name of Officer	Ingrid Keiser

Title	Secretary

☒	Please check if additional provisions attached.

The above named Ohio corporation, does hereby certify that:

☐ A meeting of the	☐ shareholders	☐ directors (non-profit amended articles only)

☐ members was duly called and held on
(Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise                              % as the voting power of the corporation.

☒	In a writing signed by all of the ☒ shareholders ☐ directors (non-profit amended articles only)
☐	members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

1

All of the following information must be completed if an amended box is checked.
If an amendment box is checked, complete the areas that apply.

FIRST:                            The name of the corporation is: Shoreby Club Management, Inc.

SECOND:            The place in the State of Ohio where its principal office is located is in the City of:

Bratenahl	Cuyahoga
(city, village or township)	(county)

THIRD:        The purposes of the corporation are as follows:

See Exhibit A attached.

FOURTH: The number of shares which the corporation is authorized to have outstanding is:	1,000 Common
(Does not apply to box (2))	$1.00 par value per share

REQUIRED
Must be authenticated	/s/ Ingrid Keiser	November 10, 2010
(signed) by an authorized	Authorized Representative	Date
representative
(See Instructions)	Ingrid Keiser
(Print Name)

Secretary

	Authorized Representative	Date

(Print Name)

2

EXHIBIT A

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SHOREBY CLUB MANAGEMENT, INC.

THIRD, Shoreby Club Management, Inc. (the “Corporation”) has been formed for the following purposes:

(a)                    to manage, lease and/or operate one or more sports or business clubs, in the City of Bratenahl, State of Ohio, including the sports or business club commonly known as Shoreby Club (the “Business”);

(b)                   to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Business including, without limitation, the grant of a security interest in or mortgage on such Business;

(c)                    to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownership or possession with respect to all of the Corporation’s property;

(d)                   to engage in any activities necessary to authorize, execute and deliver any agreement, guaranty, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                    to engage in any lawful activities and to exercise such powers permitted to corporations under the General Corporation Law of the State of Ohio.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.

FIFTH, Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH.

(a)                    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

(b)                   The number of directors of the Corporation shall be as from time to time fixed by the Board of Directors of the Corporation in the manner provided in the By-Laws of the Corporation.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Ohio, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise,

EIGHTH. The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

NINTH. The Corporation shall have the power and authority to: (i) assume, guarantee, or otherwise become obligated for any obligation of any person or entity or hold out its credit as being available to satisfy the obligations or securities of others; (ii) incur, create or assume any indebtedness, including without limitation, any pledge of its assets for the benefit of any other person; or (iii) make or permit to remain outstanding any loan or advance to, or own or acquire any obligations, stock or securities of, any person, including, without limitation, any shareholder or affiliate.

TENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Ohio, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ELEVENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, and other provisions authorized by the laws of the State of Ohio at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

TWELFTH. Reserved.

THIRTEENTH. The Corporation shall not, without the unanimous vote of the entire Board of Directors of the Corporation, without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its properly; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

These Amended and Restated Articles of Incorporation were duly approved by the Board of Directors of the Corporation and the sole shareholder of the Corporation by unanimous written consents dated November 9, 2010 pursuant to Section 1701.71 of Ohio General Corporation Law. These Amended and Restated Articles of Incorporation supersede the existing Articles of Incorporation of the Corporation and all amendments thereto.

IN WITNESS WHEREOF the undersigned has executed these Amended and Restated Articles of Incorporation this 10th day of November, 2010.

SHOREBY CLUB MANAGEMENT, INC.

By:	/s/ Ingrid Keiser
Ingrid Keiser, Secretary